UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

CytoDyn Inc.

(Name of Registrant as Specified in Its Charter)

PAUL A. ROSENBAUM
JEFFREY PAUL BEATY
ARTHUR L. WILMES
THOMAS J. ERRICO, M.D.
BRUCE PATTERSON, M.D.
PETER STAATS, M.D., MBA
MELISSA YEAGER
CCTV PROXY GROUP, LLC

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The participants named herein (collectively, the “Participants”), have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of their slate of director nominees at the 2021 annual meeting of stockholders of CytoDyn Inc., a Delaware corporation (the “Company”).

On September 17, 2021, the Participants issued the following press release. The Participants also posted this press release on their website, www.advancingll.com, and e-mailed it to certain stockholders of the Company.

BRUCE PATTERSON, M.D., DIRECTOR CANDIDATE FOR CYTODYN BOARD,

PRESENTS AT INTERNATIONAL COVID SUMMIT

NEW YORK — September 17, 2021 — A group of long-time stockholders (the “Nominating Stockholders”) of CytoDyn Inc. (“CYDY or the “Company”) (OTC: CYDY) that has nominated five highly experienced director candidates to serve on the Company’s Board of Directors today announced that Bruce Patterson, M.D., one of the candidates, attended and presented at the International COVID Summit, held in Rome, Italy from September 12-14, 2021.

The summit was a gathering of world-renowned medical researchers and scientists to discuss experiences with treatments utilized in their countries. Dr. Patterson was one of three scientists from the United States who was invited to participate in the summit, reflecting his leadership and expertise in COVID treatment and long hauler research and development.

The Nominating Stockholders said, “We are very proud that Dr. Bruce Patterson was invited to participate in this prestigious summit, which will hopefully lead to improved treatments for COVID-19 globally. This significant honor for Dr. Patterson is testament to his pre-eminence in his field and his work that has led to advances in detection, prognosis, and treatment of patients infected with HIV, HPV, cervical cancer, COVID-19, and other diseases. Dr. Patterson’s extensive experience overseeing the treatment of thousands of long hauler patients will be invaluable as we pursue FDA approval for Leronlimab, which will improve thousands of lives and generate significant long-term value.”

Dr. Patterson, the Founder and Chief Executive Officer of IncellDx, a leading biotechnology molecular diagnostics company, is a leading authority on the effects of viral pathogens on the human immune system.

Stockholders can help enable CYDY to achieve its incredible potential by voting the WHITE proxy card today to elect the Nominating Stockholders’ five independent director nominees. To view the Nominating Stockholders’ proxy statement and other information about the nominees and the group’s platform, please visit www.advancingll.com.

Stockholders who have questions or require any assistance with voting the WHITE proxy card should contact Okapi Partners, at info@okapipartners.com or (844) 202-7428.

Important Information

Paul Rosenbaum, Jeffrey Beaty, Arthur Wilmes, Thomas Errico, M.D., Bruce Patterson, M.D., Peter Staats, M.D., Melissa Yeager and CCTV Proxy Group, LLC (collectively the “Participants”) have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used in connection with the solicitation of proxies from the stockholders of CytoDyn Inc. (the “Company”). All stockholders are advised to read the definitive proxy statement and other documents related to the solicitation of proxies. The definitive proxy statement and an accompanying proxy card is available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the proxy statement, without charge, upon request. Requests for copies should be directed to the Participants’ Proxy Solicitor, Okapi Partners LLC, by calling (844) 202-7428.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any jurisdiction to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “may,” “could,” and similar expressions are generally intended to identify forward-looking statements. Forward looking statements contained in this release are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data. The Participants disclaim any obligation to update the information herein and reserve the right to change any of their opinions expressed herein at any time as it deems appropriate.

Contacts:

Media
Mark Semer/Sam Cohen

Gasthalter & Co.
(212) 257-4170

cydy@gasthalter.com

Investors

Bruce Goldfarb/Chuck Garske

Okapi Partners

(212) 297-0720

info@okapipartners.com